JNL Series Trust 485BPOS

 Ex. 99.28(h)(12)(i)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is entered into as of February 28, 2025, among JNL Series Trust (“Acquiring Trust”), on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), and ALPS ETF Trust (“Acquired Trust”), on behalf of its itself and its separate series listed on Schedule B, as amended from time to time or as such additional series are deemed to be added in the future, severally and not jointly (each, an “Acquired Fund” and collectively, the “Acquired Funds”).

WHEREAS, each Acquiring Fund and each Acquired Fund are registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act, in relevant part, limits the extent to which an investment company, and any company or companies controlled by such company, may invest in shares of registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (the “Distributor”) or any registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered open-end investment company to other investment companies, or any company or companies controlled by such companies, and Section 12(d)(1)(C) limits the extent to which an investment company, and any company or companies controlled by such company, may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as amended from time to time, (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule, and an Acquired Fund, Distributor, or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

WHEREAS, in accordance with the Rule, the parties desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the relevant Acquired Funds in reliance on the Rule.

NOW THEREFORE, in consideration of the potential benefits to the Acquiring Funds and the Acquired Funds arising out of an Acquiring Fund’s investment in an Acquired Fund, the parties, intending to be legally bound hereby, agree as follows.

1.	Terms of Investment

(a)	(a) Each Acquiring Fund and each Acquired Fund agree as follows:

(i) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will use reasonable efforts to provide summary information regarding the anticipated timeline and scale of its investments in the Acquired Fund and any maximum investment limits, whenever practicable and consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

(ii) Timing/advance notice of redemptions. Only upon the request of an Acquired Fund, each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the relevant Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of large redemption requests to the relevant Acquired Fund(s) whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund does not redeem Acquired Fund shares even if such transaction results in the redemption of Acquired Fund shares by an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act), such as where an Acquiring Fund sells shares in the secondary market.

(iii) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended and/or supplemented from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind. For the avoidance of doubt, the parties acknowledge and agree that this paragraph (iii) shall not apply to sales of Acquired Fund shares in secondary market transactions.

(b) Each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the Rule.

2.	Representations of the Acquired Funds.

(a)          In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as the Rule is interpreted or modified by the SEC from time to time, or this Agreement.

(b)          Each Acquired Fund agrees that any information regarding planned purchases, sales or redemptions of shares of an Acquired Fund provided by an Acquiring Fund pursuant to Section 1(a) of this Agreement will be used solely for the purposes of this Agreement.

3.	Representations of the Acquiring Funds.

(a)          In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule, with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC from time to time, or this Agreement.

(b)          An Acquiring Fund shall promptly notify an Acquired Fund:

(i) of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities; and

(ii) if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of the amount noted in (i) above.

(c)          An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliated persons of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(d)          Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any primary market purchase of shares by an Acquiring Fund of an Acquired Fund that is an exchange-traded fund through an Authorized Participant.

4.	Indemnification.

(a) The Acquiring Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquired Funds and the Acquired Trust, including any of their principals, trustees, officers, employees and agents (“Acquired Trust Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund and/or the Acquired Trust, including any Acquired Trust Agents, to the extent such Claims result from: (i) a material breach by such Acquiring Fund of any provision of this Agreement; or (ii) a violation by such Acquiring Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b) The Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquiring Funds and the Acquiring Trust, including any of their principals, trustees, officers, employees and agents (“Acquiring Trust Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund and/or the Acquiring Trust, including any Acquiring Trust Agents, to the extent such Claims result from: (i) a material breach by such Acquired Fund of any provision of this Agreement; or (ii) a violation by such Acquired Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(c) To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will either party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below.

If to the Acquiring Trust:	If to the Acquired Trust:

Emily Bennett

c/o JNL Series Trust

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: emily.bennett@jackson.com

With a copy to:

JNAM Legal

c/o Jackson National Asset Management, LLC

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: JNAM-Legal@jackson.com

ALPS ETF Trust c/o ALPS Advisors, Inc. 1290 Broadway, Suite 1000 Denver, CO 80203 Email: AAICompliance@sscinc.com

6.	Changes to Acquiring Funds and Acquired Funds.

In the event that any party wishes to add additional Acquiring Funds or Acquired Funds to this Agreement, or to remove certain Acquiring Funds or Acquired Funds from this Agreement, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, Schedule A and/or Schedule B shall be amended accordingly. Except as modified by the amended Schedule A and/or Schedule B, all other terms and conditions of this Agreement shall remain in full force and effect.

7.	Term, Termination, Governing Law, Assignment, Amendment.

(a)       This Agreement shall become effective as of the date first set forth above and be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC from time to time, the Agreement shall continue in effect until terminated pursuant to Section 8(b).

(b)       This Agreement shall continue until terminated by either party upon 60 days’ advance written notice to the other party.

(c)       This Agreement shall be governed by Delaware law without regard to choice of law principles.

(d)       This Agreement may not be assigned by either party without the prior written consent of the other.

(e)       This Agreement, with the exception of modifications of Schedule A and Schedule B consistent with Section 7 of this Agreement, may be amended or modified only by a writing that is signed by an authorized representative of each party.

(f)       In any action involving a party to this Agreement, each party agrees to look solely to the relevant individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the relevant Acquiring Trust or Acquired Trust.

8. Fund by Fund Basis.

This Agreement is executed by the Acquiring Trust, a Massachusetts business trust, on behalf of its respective Acquiring Funds, and the Acquired Trust, a Delaware statutory trust, on behalf of its respective Acquired Funds. In the case of each Acquiring Fund, a copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. Each Acquiring Fund or Acquired Fund, as applicable, acknowledges that (i) the obligations hereunder are binding only upon the applicable Fund to which such obligations pertain and the assets and property of such Fund, and (ii) no trustee, officer, employee, agent, or shareholder assumes any personal liability for obligations entered into on behalf of a Fund; and (iii) the obligations of each Fund under this Agreement shall be several and not joint, and the assets of one Fund shall not be liable for the obligations of another Fund.

9. Miscellaneous.

(a)       Severability. If any one or more provisions in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement will remain in full effect.

(b)       Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

(c)       Survival. Sections 4. Indemnification, 7. Term, Termination, Governing Law, Assignment, Amendment, and 8. Fund by Fund Basis, shall survive the any termination hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALPS ETF Trust
on behalf of itself and each of the Acquired Funds listed in Schedule B

Name of Authorized Signer	Print	Signature
Title: Treasurer	Erich Rettinger	/s/ Erich Rettinger

JNL Series Trust,

on behalf of itself and each of the Acquiring Funds listed in Schedule A

Name of Authorized Signer	Print	Signature
Title: Vice President and Assistant Secretary	Emily Bennett	/s/ Emily Bennett

SCHEDULE A- LIST OF ACQUIRING FUNDS

Acquiring Funds

The following series of JNL Series Trust:

JNL Moderate ETF Allocation Fund

JNL Moderate Growth ETF Allocation Fund

JNL Growth ETF Allocation Fund

SCHEDULE B- LIST OF ACQUIRED FUNDS

Alerian MLP ETF

ALPS | O’Shares Europe Quality Dividend ETF

ALPS | O’Shares Global Internet Giants ETF

ALPS | O’Shares U.S. Quality Dividend ETF

ALPS | O’Shares U.S. Small-Cap Quality Dividend ETF

ALPS | Smith Core Plus Bond ETF

ALPS Active Equity Opportunity ETF

ALPS Active REIT ETF

ALPS Clean Energy ETF

ALPS Disruptive Technologies ETF

ALPS Emerging Sector Dividend Dogs ETF

ALPS Intermediate Municipal Bond ETF

ALPS International Sector Dividend Dogs ETF

ALPS Medical Breakthroughs ETF

ALPS REIT Dividend Dogs ETF

ALPS Sector Dividend Dogs ETF

ALPS/Alerian Energy Infrastructure ETF

Barron's 400 ETF

Level Four Large Cap Growth Active ETF

RiverFront Dynamic Core Income ETF

RiverFront Dynamic US Dividend Advantage ETF

RiverFront Strategic Income Fund